Exhibit 6.2

Employment Agreement

This Employment Agreement (this “Agreement”) is made effective as of December 01, 2022, by and between CalTier Inc (“CalTier”), of 14269 Danielson St, Poway St, California, 92064 and Matt Belcher of [_].

A.	CalTier is engaged in the business of crowdfunding, fintech and real estate Matt Belcher will primarily perform the job duties at the following location: 14269 Danielson St, Poway, California.

B.	CalTier desires to have the services of Matt Belcher.

C.	Matt Belcher is willing to be employed by CalTier.

Therefore, the parties agree as follows:

EMPLOYMENT. CalTier shall employ Matt Belcher as a(n) Chief Executive Officer (CEO). Matt Belcher shall provide to CalTier the following services: Responsible for the supervision of the overall business strategy and success of the company including the strategic directions to the team across the whole company. Matt Belcher accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of CalTier and CalTier’s Board of Directors. Matt Belcher shall also perform (i) such other duties as are customarily required to direct and manage all of the day-to-day operations of Matt Belcher, and (ii) such other and unrelated services and duties as may be assigned to CalTier from time to time by CalTier.

BEST EFFORTS OF EMPLOYEE. Matt Belcher agrees to perform faithfully, industriously, and to the best of Matt Belcher’s ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of CalTier. Such duties shall be provided at such place(s) as the needs, business, or opportunities of CalTier may require from time to time. Matt Belcher shall devote his full business time to the rendition of such Services, subject to absences for customary vacations and for temporary illness. In addition, Matt Belcher will not engage in any other gainful occupation which requires Matt Belcher’s personal attention and/or creates a conflict of interest with job responsibilities under this Agreement without the prior approval of the Board, with the exception that Matt Belcher may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit.

COMPENSATION OF EMPLOYEE. As compensation for the services provided by Matt Belcher under this Agreement, CalTier will pay Matt Belcher an annual salary of $120,000.00 payable in accordance with CalTier’s usual payroll procedures. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Matt Belcher shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Matt Belcher has not yet been paid, and for any commission earned in accordance with CalTier’s customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and CalTier’s customary procedures. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

EXPENSE REIMBURSEMENT. CalTier will reimburse Matt Belcher for “out-of-pocket” expenses incurred by Matt Belcher in accordance with CalTier’s policies in effect from time to time.

RECOMMENDATIONS FOR IMPROVING OPERATIONS. Matt Belcher shall provide CalTier with all information, suggestions, and recommendations regarding CalTier’s business, of which Matt Belcher has knowledge, that will be of benefit to CalTier.

INTELLECTUAL PROPERTY RIGHTS. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Matt Belcher, individually or in conjunction with others, during Matt Belchers employment by CalTier (whether during business hours or otherwise and whether on CalTier’s premises or otherwise) which relate to CalTier’s business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be disclosed to CalTier and are and shall be the sole and exclusive property of CalTier.

TERM/TERMINATION. Matt Belcher’s employment under this Agreement shall be for an unspecified term on an “at will” basis. This Agreement may be terminated by CalTier upon 90 days written notice, and by Matt Belcher upon 90 days written notice. If Matt Belcher is in violation of this Agreement, CalTier may terminate employment with cause without notice and with compensation to Matt Belcher only to the date of such termination. As used in this Agreement, the term “Cause” shall include, without limitation: insubordination; dishonest; fraud; serious dereliction of duty; criminal activity; acts of moral turpitude; conviction of a felony, plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude. The compensation paid under this Agreement shall be Matt Belcher’s exclusive remedy.

If Matt Belcher’s employment is terminated by CalTier without cause, Matt Belcher shall continue to receive Matt Belchers base salary, bonus and benefits (including car allowance, health care and life insurance as applicable) for a period of _________________ from the effective date of termination (the “Severance Period”).

If Matt Belcher terminates this Agreement by providing appropriate notice, the Company, at its election, may (i) require Matt Belcher to continue to perform Matt Belchers duties hereunder for the full notice period, or (ii) terminate Matt Belcher ’s employment at any time during such notice period, provided that any such termination shall not be deemed to be a termination without cause of Matt Belcher ’s employment by CalTier Inc. Unless otherwise provided by this Section, all compensation and benefits paid by CalTier Inc to Matt Belcher shall cease upon his last day of employment.

TERMINATION FOR DISABILITY. CalTier shall have the option to terminate this Agreement, if Matt Belcher becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation. CalTier shall exercise this option by giving 90 days written notice to Matt Belcher.

Matt Belcher will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination except as available under any disability policy covering Matt Belcher as of his termination date. “Permanently disabled” for the purposes of this Agreement means Matt Belcher ’s inability, due to physical or mental illness, to perform the essential functions of Matt Belchers job, with or without a reasonable accommodation, for the period of 60 during any one employment year.

TERMINATION DUE TO DEATH. Matt Belchers employment under this Agreement will terminate immediately upon Matt Belchers death and CalTier Inc shall not have any further liability or obligations to Matt Belcher’s estate, executors, heirs, assigns or any other person claiming under or through Matt Belchers estate, except that Matt Belcher’s estate shall receive any accrued but unpaid salary or bonuses and any life insurance benefits to be paid pursuant to Matt Belcher’s beneficiary designation.

COMPLIANCE WITH EMPLOYER’S RULES. Matt Belcher agrees to comply with all of the rules and regulations of CalTier.

RETURN OF PROPERTY. Upon termination of this Agreement, Matt Belcher shall deliver to CalTier all property which is CalTier’s property or related to CalTier’s business (including keys, records, notes, data, memoranda, models, and equipment) that is in Matt Belcher’s possession or under Matt Belcher’s control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Matt Belcher.

NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

CalTier Inc

Parker Smith

Chief Operating Officer (COO)

14269 Danielson St

Poway St, California 92064

Executive:

Matt Belcher

[_]

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event CalTier Inc is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of Matt Belcher are personal and may not be assigned by Matt Belcher.

ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

SIGNATORIES. This Agreement shall be executed on behalf of CalTier Inc by Parker Smith, Chief Operating Officer (COO) and by Matt Belcher. The Agreement shall be effective as of the date first written above.

EMPLOYER:

CalTier Inc

Chief Operating Officer (COO)

By:	/s/ Parker Smith	Date:	12/22/2022
Parker Smith
Chief Operating Officer (COO)

AGREED TO AND ACCEPTED.

EXECUTIVE:

By:	/s/ Matt Belcher	Date:	12/22/2022
Matt Belcher